Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "SPO MEDICAL INC.", FILED IN THIS OFFICE ON THE FOURTH DAY OF OCTOBER, A.D. 2010, AT 11:19 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

0921962 8100

AUTHENTICATION: 8268444

100963849

DATE: 10-05-10

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:28 AM 10/04/2010
FILED 11:19 AM 10/04/2010
SRV 100963849 - 0921962 FILE

CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SPO MEDICAL INC.

(Pursuant to Section 242)

The undersigned, being the Chief Executive Officer of SPO Medical Inc., does hereby certify the following:

1. The name of the Corporation is SPO Medical Inc.

2. The date of the filing of the Corporation's original Certificate of Incorporation with the Secretary of State of Delaware was on September 9, 1981. The original Certificate of incorporation was amended and restated in its entirety and the Corporation's Amended and Restated Certificate of Incorporation was filed on April 21, 2005.

3. Paragraph FOURTH of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 102,000,000 shares, of which 100,000,000 are shares of common stock, par value $0.01 per share (the "Common Stock"), and 2,000,000 shares are preferred stock, par value $0.01 per share (the "Preferred Stock").

Common Stock. Subject to the prior or equal rights of any holders of Preferred Stock, the holders of the Common Stock shall be entitled (i) to receive dividends when and as declared by the Board of Directors our of any funds legally available therefore, (ii) in the event of any dissolution, liquidation or winding up of the Corporation, to receive the remaining assets of the Corporation available for distribution, ratably according to the number of shares of Common Stock held, and (iii) to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. No holder of Common Stock shall have any preemptive right to purchase or subscribe for any part of any issue of stock or of securities of the Corporation convertible into stock of any class whatsoever, whether now or hereafter authorized. Holders of Common Stock are not entitled to cumulate votes in the election of any directors.

Preferred Stock . Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolutions adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of the Preferred Stock that are redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes unless expressly provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issuance of the shares thereof, to determine and fix, the number of shares of such series and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, voting rights, dividend rights,

conversion rights, redemption privileges and liquidations preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolutions providing for any issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series as to the extent permitted by law.

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL. Unless otherwise provided in such resolution or resolutions, shares of Preferred Stock of such class or series which shall be issued and thereafter acquired by the Corporation through purchase, redemption, exchange, conversion or otherwise shall return to the status of authorized but unissued Preferred Stock.

IN WITNESS WHEREOF, this Certificate of Amendment has been signed this 4th day of October 2010.

M. Braunold

Michael Braunold,
Chief Executive Officer